Exhibit 99

USANA Health Sciences Announces Fourth Quarter and Full Year Financial Results

2007 Marks the Sixth Consecutive Year of Record Sales and Earnings

Q4 Net Sales Increased to a Record $108.7 Million; EPS Increased to $0.67

Company Adjusts 2008 Sales and EPS Guidance to Grow 7% to 10%

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for the fiscal fourth quarter and full-year ending December 29, 2007.

Financial Performance

Net sales in the fourth quarter of 2007 increased by 10.8% to $108.7 million, compared with $98.1 million in the fourth quarter of the prior year. Net sales growth for the fourth quarter of 2007 resulted from a 15% net increase in the number of active Associates, compared with the fourth quarter of the prior year, and from sales in Malaysia, which opened in January of 2007. Changes in foreign currency added $5.2 million of the year-over-year increase in net sales.

Earnings per share from continuing operations increased by 8.1% to $0.67 per share, compared with $0.62 per share in the fourth quarter of 2006. This increase was in part due to stock repurchases and to improved gross margins. This increase was partially offset by higher Associate Incentive and Selling, General, and Administrative expenses.

For the full-year ended December 29, 2007, consolidated net sales were $423.1 million, an increase of 15.9%, compared with $365.2 million for the full-year of 2006. Earnings per share from continuing operations increased by 18.7% to $2.67, compared with $2.25 for the full-year of 2006.

During the full-year 2007, the Company repurchased approximately 1.9 million shares for a cost of $79.6 million. No repurchases were made during the fourth quarter of 2007. As of the end of the fourth quarter, $50.3 million remains under the current stock buyback authorization.

Regional Results

During the fourth quarter of 2007, net sales in North America, increased by 3.7% to $67.9 million, compared with the fourth quarter of the prior year. Sales in the U.S., however, were lower both on a year-over-year and a consecutive quarter basis. The modest growth in this region was driven primarily by a 6.4% net improvement in the number of active Associates to approximately 100,000, compared with the same period last year. Compared with the third quarter of 2007, the number of active Associates in this region decreased in the fourth quarter by 4.8%.

“During the fourth quarter, we experienced softer than expected sales and Associate numbers in North America,” said Dave Wentz, the Company’s President. “We attribute this decline primarily to the toll that various false allegations have taken on our Associates during 2007. We believe that these challenges are now largely behind us. To combat these factors, we are planning to implement several new Associate-related initiatives that are designed to regain our momentum in the U.S., our largest and most mature market.”

During the fourth quarter of 2007, net sales in the Asia Pacific region increased by 25.1% to $40.8 million, compared with the fourth quarter of the prior year. The growth in this region was led by double-digit, year-over-year growth in Hong Kong, Australia-New Zealand, and Japan. Sales in the Company’s newest market, Malaysia, reached $4.5 million for the fourth quarter. The number of active Associates in the Asia Pacific region increased by 28.8% to 76,000, compared with 59,000 in the fourth quarter of the prior year. This increase was primarily driven by the opening of Malaysia, which had 11,000 active Associates at the end of 2007.

“The Asia Pacific region’s contribution to USANA’s sales growth continues to increase both on a year-over-year and a running quarter basis,” continued Wentz. “Australia-New Zealand and Hong Kong, along with our newest market, Malaysia, continue to be the major growth drivers in this region. We remain focused on growing and strengthening our markets in this region throughout 2008.”

Outlook

Today, the Company is providing financial guidance for the first quarter of 2008 and updating its guidance for the full-year 2008. Based on its current business trends, the Company believes that net sales for the first quarter of 2008 will be between $105 million and $109 million, with earnings per share expected to be between $0.63 and $0.66. For the full-year 2008, the Company is adjusting both its net sales and earnings per share guidance to 7% to 10% growth, compared with the full-year 2007.

Gilbert A. Fuller, the Company’s executive vice president and chief financial officer, said, “In 2008, we will be taking a hard look at any potential opportunities that may result from the deteriorating economic condition in the U.S. We continue to believe that our home-based business model offers us flexibility in both up and down markets. While declining disposable income spending may be impacting us in the near-term, we believe that, in the long-run, our direct selling opportunity will attract individuals as a way to supplement their income. We also plan to add key staff and to complete our facilities expansion initiative during 2008 in preparation for our next phase of growth. We remain optimistic about the future growth of both sales and earnings in 2008.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 6, 2008 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter Ended
	30-Dec-06	29-Dec-07
	(Unaudited)	(Unaudited)

Net sales	$98,121	$108,748
Cost of sales	21,865	22,902
Gross profit	76,256	85,846

Operating expenses
Associate incentives	39,226	44,533
Selling, general and administrative	19,213	23,726
Research and development	708	667

Earnings from operations	17,109	16,920

Other income	712	283
Earnings from continuing operations before income taxes	17,821	17,203

Income taxes	6,433	6,144

Income from continuing operations	11,388	11,059

Income (Loss) from discontinued operations	(249)	-

NET EARNINGS	$11,139	$11,059

Earnings per share - diluted
Continuing operations	$0.62	$0.67
Discontinued operations	$(0.01)	$-
Net Earnings	$0.61	$0.67
Weighted average shares outstanding - diluted	18,405	16,586

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(in thousands)

	As of	As of
	30-Dec-06	29-Dec-07
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$27,029	$12,865
Inventories	22,483	19,439
Other current assets	11,103	14,295
Total current assets	60,615	46,599

Property and equipment, net	30,323	52,061
Goodwill	5,690	5,690
Other assets	3,374	4,778
Total assets	$100,002	$109,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,241	$8,111
Other current liabilities	29,564	32,074
Total current liabilities	39,805	40,185

Long-term liabilities
Line of Credit	-	28,000
Other long-term liabilities	-	2,305
Stockholders' equity	60,197	38,638
Total liabilities and stockholders' equity	$100,002	$109,128
USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	30-Dec-06		29-Dec-07
	(Unaudited)		(Unaudited)
Region
North America
United States	$42,234	43.0%	$41,697	38.3%
Canada	18,057	18.4%	20,462	18.8%
Mexico	5,180	5.3%	5,748	5.3%
North America Total	65,471	66.7%	67,907	62.4%

Asia Pacific
Australia-New Zealand	12,815	13.1%	14,652	13.5%
Hong Kong	5,189	5.3%	7,721	7.1%
Japan	2,019	2.0%	2,400	2.2%
Taiwan	5,742	5.9%	5,847	5.4%
South Korea	1,940	2.0%	1,689	1.6%
Singapore	4,945	5.0%	4,053	3.7%
Malaysia	-	0.0%	4,479	4.1%
Asia Pacific Total	32,650	33.3%	40,841	37.6%

Consolidated	$98,121	100.0%	$108,748	100.0%

Active Associates by Region

	As of
	30-Dec-06		29-Dec-07
	(Unaudited)		(Unaudited)
Region
North America
United States	59,000	38.5%	61,000	34.6%
Canada	24,000	15.7%	26,000	14.8%
Mexico	11,000	7.2%	13,000	7.4%
North America Total	94,000	61.4%	100,000	56.8%

Asia Pacific
Australia-New Zealand	19,000	12.4%	21,000	11.9%
Hong Kong	9,000	5.9%	16,000	9.1%
Japan	4,000	2.6%	5,000	2.8%
Taiwan	14,000	9.2%	14,000	8.0%
South Korea	2,000	1.3%	2,000	1.1%
Singapore	11,000	7.2%	7,000	4.0%
Malaysia	-	0.0%	11,000	6.3%
Asia Pacific Total	59,000	38.6%	76,000	43.2%
Total	153,000	100.0%	176,000	100.0%

Active Preferred Customers by Region

	As of
	30-Dec-06		29-Dec-07
	(Unaudited)		(Unaudited)
Region
North America
United States	50,000	64.1%	50,000	64.1%
Canada	18,000	23.1%	18,000	23.1%
Mexico	2,000	2.5%	2,000	2.6%
North America Total	70,000	89.7%	70,000	89.8%

Asia Pacific
Australia-New Zealand	7,000	9.0%	6,000	7.6%
Hong Kong	**	0.0%	1,000	1.3%
Japan	1,000	1.3%	1,000	1.3%
Taiwan	**	0.0%	**	0.0%
South Korea	**	0.0%	**	0.0%
Singapore	**	0.0%	**	0.0%
Malaysia	-	0.0%	**	0.0%
Asia Pacific Total	8,000	10.3%	8,000	10.2%
Total	78,000	100.0%	78,000	100.0%

**	Count of Active Preferred Customers is less than 500.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Riley Timmer, 801-954-7922 (Investor Relations)
investor.relations@us.usana.com
or
Edelman
Joe Poulos, 312-240-2719 (Media)